Exhibit 10.14

September 21, 2021

Dear Seth,

We are delighted to extend this offer of employment to join Acorns Grow Incorporated (“Acorns” or the “Company”). We are impressed with your background and skills, and we look forward to partnering with you to help guide millions of people down a natural path to financial wellness.

The specifics of our offer are as follows:

Anticipated Start Date: October 11, 2021 or another mutually agreed upon date.

Position: Beginning on your start date, you will serve as Chief Investment Officer. You will report to the Company’s Chief Executive Officer (the “CEO”) and shall perform the duties and responsibilities customary for such position. This is a full-time, exempt position

Base Salary: Your annual base salary will be $365,000, subject to applicable tax withholdings, to be paid in accordance with the Company’s normal payroll procedures (currently on a semi-monthly basis on the 15th and last day of each month).

Bonus Plan: You are eligible for an annual discretionary performance bonus of up to 80% of your base pay (the “Performance Bonus”). The CEO will have the discretion regarding payment of any Performance Bonus, subject to approval by the Compensation Committee of the Company’s Board of Directors.

New Hire Stock Option Award: You will be granted an option to purchase a number of shares of the Company's common stock with an aggregate Black Scholes value equal to $2,500,000, subject to the Company's Board of Directors' approval, upon the first to occur of the following: (i) the closing of the transaction between the Company and Pioneer Merger Corp., (ii) the termination of negotiations to complete the merger between the Company and Pioneer Merger Corp; and (iii) June 1, 2022. The option will be subject to the terms and conditions applicable to options granted under the Company’s applicable long term incentive plan in place at the time of the grant (the “LTIP”), as described in the LTIP and in the applicable stock option agreement, including as to the strike price. Vesting occurs over a period of 4 years starting on your Vesting Commencement Date (which will be the date on which you commence employment), with the option vesting with respect to 25% of the covered shares upon the one-year anniversary of such Vesting Commencement Date, and vesting as to the remaining covered shares monthly, on a successive basis, in equal installments for the remaining 3 years (measured from the anniversary of the Vesting Commencement Date). All vesting is subject to your continued service through the applicable vesting date. Please note that you should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

New Hire Restricted Stock Unit Award: You will be granted a number of restricted stock units (RSUs), determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant), with a value equal to $2,500,000, subject to the Company’s Board of Directors’ approval, upon the first to occur of the following: (i) there being an effective S-8 registration statement covering shares to be issued in connection with the RSUs; (ii) the termination of negotiations to complete the merger between the Company and Pioneer Merger Corp.; and (iii) June 1, 2022. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the LTIP, as described in the LTIP and in the applicable RSU agreement. Vesting occurs over a period of 4 years starting on your Vesting Commencement Date, with 25% of the RSUs vesting upon the one-year anniversary of such Vesting Commencement Date, and the remaining RSUs vesting monthly, on a successive basis, in equal installments for the remaining 3 years (measured from the anniversary of the Vesting Commencement Date). All vesting is subject to your continued service through the applicable vesting date. The Company will settle vested RSUs as soon as practicable upon vesting (and in any event, no later than March 15 of the subsequent calendar year) by issuing to you one share of Company common stock for each vested RSU. Please note that you should consult with your own tax advisor concerning the tax risks associated with accepting an RSU award.

5300 California Avenue	acorns.com
Irvine, CA 92617	855-739-2859

Annual Refresh Awards: Beginning in fiscal year 2022, so long as you continue to be employed by the Company, you will be eligible to receive an equity refresh award annually during the Company’s regular refresh cycle with a grant date fair market value equal to $2,000,000 determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant). The equity grant will be subject to the terms and conditions applicable to the form of equity granted under the LTIP, as described in the LTIP and in the applicable equity grant agreement. The grant date, type of annual refresh award and vesting period will be determined and subject to the approval of the Board of Directors.

Lock-Up: Please be aware that any shares of Company common stock you acquire shall be subject to a customary six-month lock-up, on the same terms as applicable to other Company officers, expiring on the 6-month anniversary of the merger of the Company with Pioneer Merger Corp. (which, based on the above specified vesting schedule, may result in the lock-up expiring before any portion of the option or RSUs vest).

Severance:

If the Company terminates your employment without Cause or you resign for Good Reason, in each such case outside of the period that is within 6 months prior to or 12 months following a Change of Control Period (as such term is defined in the LTIP), then you will be entitled to the following severance benefits: (i) a cash amount equal to 50% of your then current annual base salary payable in equal, regular installments over six months in accordance with the Company’s general payroll schedule beginning within 30 days after any relevant Release (as defined below) has become effective and irrevocable, (ii) a lump sum cash amount equal to the pro-rated amount of the Performance Bonus (based on actual performance for the year of termination and payable at the time annual bonuses are paid to similarly situated executives of the Company) equal to a fraction, the numerator of which is the number of lapsed days in such fiscal year and the denominator of which is 365, payable within 30 days after any relevant Release has become effective and irrevocable, (iii) a lump-sum cash amount equal to six (6) times the amount you would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for you and your dependents, excluding any flexible spending account and (iv) any equity awards held by you shall be governed by the terms and conditions of the relevant LTIP and equity award grant documents.

If your employment is terminated without Cause or you resign for Good Reason in connection with and within 6 months prior to or 12 months following a Change in Control (as defined in the LTIP) of the Company, then you will instead be entitled to the following severance benefits: (i) a lump-sum cash amount equal to 100% of your then current annual base salary, (ii) a lump-sum cash amount equal to 100% of the Performance Bonus, (iii) a lump-sum cash amount equal to the pro-rated Performance Bonus for the year of termination equal to a fraction, the numerator of which is the number of lapsed days in such fiscal year and the denominator of which is 365; (iv) the Performance Bonus payable for the year prior to the year of termination, if any, to the extent not already paid to you, payable at the time annual bonuses are paid to similarly situated executives of the Company; (v) a lump-sum cash amount equal to twelve (12) times the amount you would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for you and your dependents, excluding any flexible spending account, and (vi) notwithstanding anything to the contrary contained in any LTIP or equity award agreement, the vesting of all unvested shares of Company stock underlying any outstanding equity awards subject to performance based vesting shall vest and be accelerated at the higher of (A) actual performance as determined by the Compensation Committee prior to a Change in Control or (B) target performance. The vesting of all unvested shares of Company stock underlying outstanding non-performance equity awards then held by you shall automatically accelerate and become vested and exercisable (to the extent applicable, or settled in cash or stock, as applicable) and all such non-performance equity awards shall remain exercisable (to the extent applicable) at all times prior to the expiration of the original term of each such non-performance equity award, and any time vesting requirement of any performance equity awards shall be deemed to be satisfied, and all restrictions of any kind imposed by the Company or contained in any LTIP or any equity award and that relate to any equity securities or equity awards of the Company then held by you shall lapse.

5300 California Avenue	acorns.com
Irvine, CA 92617	855-739-2859

Notwithstanding the foregoing, such severance payments are subject to you delivering to the Company a waiver and release of claims agreement in standard reasonable form approved by the Company that becomes effective and irrevocable (the “Release”).

Definition of “Cause” and “Good Reason”: For purposes of this offer letter, the following definitions apply, in which you are referred to as the “Executive”:

“Cause” shall mean the occurrence of any one or more of the following events or conditions, in each case, only to the extent such occurrence materially affects the ability of Executive to perform Executive’s duties to the Company or materially injures the business or reputation of the Company:

(i)            any material failure on the part of Executive (other than by reason of Disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Company;

(ii)           Executive’s conviction or no contest plea to a misdemeanor or a felony (excluding any driving-related misdemeanors or felonies);

(iii)          Executive’s material violation of any material written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or any of its Affiliates, including the Company’s Code of Conduct;

(iv)          Executive’s fraud or misappropriation, embezzlement, or material misuse of funds or property belonging to the Company or any of its affiliates;

(v)           the Executive’s engagement in acts or omissions that are or would reasonably be expected to become materially detrimental to the image or reputation of the Company or any affiliate thereof or which would reasonably be expected to result in material financial loss to the Company or any of its affiliates and failure to cure same, to the extent capable of cure, within ten (10) days of receiving written notice from the Company;

(vi)          Executive’s material breach of any written agreement with the Company; or

(vii)         Executive’s failure to pass the Series 7, Series 66, Series 24 or other exams required for your position by June 30, 2022.

Whether Cause exists shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in good faith in its sole discretion upon, or within 60 days following, termination of your employment or service based on information available to the Committee through such 60-day period. Notwithstanding the foregoing, Cause shall not exist unless you have first received a written notice from the Company which sets forth the circumstances giving rise to Cause and shall have a period of 30 days to cure (if capable of cure), unless another cure period is specified above.

5300 California Avenue	acorns.com
Irvine, CA 92617	855-739-2859

You may terminate your employment with the Company for Good Reason; provided, however, that before you shall be entitled to terminate your employment with the Company for Good Reason, (i) you must provide the Company with thirty (30) days prior written notice of your intent to terminate your employment and a description of the event you believe constitutes Good Reason within thirty (30) days after the initial existence of the event, and (ii) the Company shall have thirty (30) days after you provide the notice described above to cure the default that constitutes Good Reason (the “Cure Period”). You will have ten (10) days following the end of the Cure Period (if the Company has not otherwise cured the event that otherwise constituted Good Reason) to terminate your employment, after which time “Good Reason” will no longer be deemed to exist based on such event and you will not be entitled to terminate your employment for Good Reason based on such event.

“Good Reason” shall mean any one or more of the following events or conditions:

(i)            the Company’s breach of any of the material terms of any written agreement with you with respect to your employment ;

(ii)           only with respect to a resignation of employment occurring within the six (6) month period prior to the consummation of a Change in Control or the twelve (12) month period following the consummation of a Change in Control, (a) the Company’s relocating its office at which you are principally employed as of the date you commence employment (the “Effective Date”);

(iii)          a material diminution in your title, duties or responsibilities or conditions of employment from those in effect on the Effective Date; or

(iv)          a material reduction of your Base Salary or a reduction of the target Performance Bonus percentage without your consent (other than across the board reductions affecting similarly situated executives of the Company).

Paid Time Off: As part of our culture of trust and accountability, Acorns offers PTO that allows eligible team members to take as much time off as needed for vacation, personal commitments, or other reasons, with the expectation that work and performance standards are being met, and otherwise subject to Acorns’ PTO policy. Due to the nature of this policy, PTO is not earned or accrued and will not be paid out upon separation from Acorns. Sick leave time off is provided in accordance with applicable law, and per Acorns’ policy.

Benefits: Acorns is proud to offer a comprehensive benefits package which includes medical, dental, vision, life insurance and AD&D, subject to and in accordance with the terms of the applicable governing written plan. Eligible new employees can participate in the plans on the first day of the month following date of hire. Acorns also offers a 401(k) retirement plan with traditional and Roth options. You are eligible to participate in the 401(k) plan after three months of employment, subject to and in accordance with the terms of the official plan. Acorns will also pay any fees related to exams and professional licenses and designations you are required to maintain for your position with the Company.

At Will Employment: The Company is excited about your joining us and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that if you accept this offer, your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without prior notice. This at-will employment relationship cannot be changed except by a written agreement signed by the Chief Executive Officer. Also, you should note that Acorns may modify position titles, salaries, and benefits from time to time as it deems necessary.

5300 California Avenue	acorns.com
Irvine, CA 92617	855-739-2859

This offer of employment and your commencement of employment with the Company is contingent upon the satisfactory outcome of a background check, which, depending on your position and department, may include professional references, verification of previous employment and education, and/or a criminal history check, in accordance with applicable laws. This offer is also contingent upon your execution of the Company’s Employee Handbook acknowledgement page and Employee Proprietary Information and Inventions Agreement.

For purposes of federal immigration law, you will be required to provide to the Company documentation verifying your identity and eligibility to work in the United States within three (3) business days of your date of hire. Finally, this letter, along with any agreements referenced in this letter, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including representations made during your recruitment, interviews, or pre-employment negotiations (written or verbal).

Seth, we are excited about the opportunity to work with you in the near future. If you have any questions, please feel free to call Patricia Gonzales, VP of Human Resources, at (949) 386-1065.

Sincerely,

Noah Kerner

CEO

I understand and accept the terms of this employment offer.

/s/ Seth Wunder	10/11/21
Seth Wunder	Confirmed Start Date

5300 California Avenue	acorns.com
Irvine, CA 92617	855-739-2859